September 2025
Pricing Supplement
Registration Statement No. 333-277211
Dated September 30, 2025
Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

$5,710,000 Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The Dual Directional Trigger PLUS are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the level of the underlying index has remained the same or appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the level of the underlying index has depreciated by no more than 15%, the investor will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 15%. However, if the level of the underlying index has depreciated by more than 15%, investors will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% decline in the underlying index from the pricing date to the valuation date. These Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying index, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the underlying index. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	January 5, 2027, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Underlying index:	The Russell 2000® Index (Bloomberg symbol: RTY)
Aggregate principal amount:	$5,710,000
Payment at maturity:

•   If the final level is greater than or equal to the initial level:

$1,000 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•   If the final level is less than the initial level but is greater than or equal to the trigger level:

$1,000 + ($1,000 x absolute index return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $150.00 for each Trigger PLUS.

•   If the final level is less than the trigger level:

$1,000 x the index performance factor

This amount will be less than $850.00. You will lose at least 15%, and possibly all, of the stated principal amount if the final level is less than the trigger level. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final level – initial level) / initial level
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Trigger level:	2,071.0114, which is 85.00% of the initial level
Initial level:	2,436.484, which was the official closing level of the underlying index on the pricing date
Final level:	The official closing level of the underlying index on the valuation date.
Valuation date*:	December 30, 2026, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:	final level / initial level
Maximum payment at maturity:	$1,141.00 per Trigger PLUS (114.10% of the stated principal amount)
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date*:	September 30, 2025
Trade date*:	September 30, 2025
Original issue date*:	October 3, 2025 (3 business days after the trade date)
Estimated initial value:	The estimated initial value of the Trigger PLUS is less than the price you pay to purchase the Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the Trigger PLUS, which was determined by us on the trade date, is less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.”
CUSIP:	40447DDC9
ISIN:	US40447DDC92
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the PLUS - Supplemental plan of distribution”
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$1,000.00	$17.50(1) $5.00(2)	$977.50
Total	$5,710,000.00	$99,925.00 $28,550.00	$5,581,525.00

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of 22.50 per $1,000 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $17.50 for each Trigger PLUS they sell. See “Supplemental plan of distribution.”
(2)	Of the amount per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each Trigger PLUS.

The estimated initial value of the Trigger PLUS on the trade date is $972.70 per Trigger PLUS, which is less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 6 of this document for additional information.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this pricing supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Trigger PLUS, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Dual Directional Trigger Performance Leveraged Upside Securities
Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying index as of the valuation date, but only if the final level is greater than or equal to the trigger level

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish or moderately bearish scenario, with no limitation on the appreciation potential

▪	All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Maturity:	Approximately 15 months
Leverage factor:	200%
Maximum payment at maturity:	$1,141.00 per Trigger PLUS (114.10% of the stated principal amount)
Trigger level:	85% of the initial level
Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS.
Coupon:	None

September 2025	Page 2

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer 200% leveraged exposure on the positive performance of the underlying index, subject to the maximum payment at maturity of $1,141.00 per Trigger PLUS (114.10% of the stated principal amount) and an unleveraged positive return on the absolute value of a limited range of negative performance of the underlying index. At maturity, if the level of the underlying index has remained the same or appreciated, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying index. If the level of the underlying index has depreciated by no more than 15%, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 15%. However, if the level of the underlying index has decreased by more than 15%, investors will lose 1% of the principal amount for every 1% that the level has declined in the final level from the initial level. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS.

These Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside in excess of the maximum payment at maturity in exchange for the leverage feature, which applies to any positive performance of the underlying index, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the underlying index. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture leveraged returns for a certain range of positive performance relative to a direct investment in the underlying index, subject to the maximum payment at maturity.
Absolute Return Feature	The Trigger PLUS enable investors to obtain an unleveraged positive return if the final level is less than the initial level but is greater than or equal to the trigger level.
Upside Scenario if the Underlying Index Remains the Same or Appreciates	The final level is greater than or equal to the initial level and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $1,000 plus 200% of the index percent increase, subject to the maximum payment at maturity of $1,141.00 per Trigger PLUS.
Absolute Return Scenario	The final level is less than the initial level but is greater than or equal to the trigger level, which is 85% of the initial level. In this case, investors receive a 1% positive return on the Trigger PLUS for each 1% decline in the level of the underlying index. For example, if the final level is 10% less than the initial level, the Trigger PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 15% return at maturity.
Downside Scenario	The final level is less than the trigger level, at maturity for each Trigger PLUS, we will pay less than the stated principal amount in an amount that is proportionate to the decline in the final level from the initial level. This amount will be less than $850.00 per Trigger PLUS. For example, if the final level is 85% less than the initial level, the payment on the Trigger PLUS will result in a loss of 85% of principal at $150.00, or 15% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS.

September 2025	Page 3

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,141.00 per Trigger PLUS (114.10% of the stated principal amount)
Trigger level:	85% of the initial level

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final level is greater than or equal to the initial level, investors would receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity of $1,141.00 per Trigger PLUS. Under the terms of the Trigger PLUS, an investor would realize the maximum payment at maturity at a final level of 107.05% of the initial level.

▪	For example, if the level of the underlying index appreciates 3%, investors would receive a 6% return, or $106.00 per Trigger PLUS.

▪	For example, if the level of the underlying index appreciates 40%, investors would receive only the maximum payment at maturity of $1,141.00 per Trigger PLUS, or 114.10% of the stated principal amount.

▪	Absolute Return Scenario: If the final level is less than the initial level but is greater than or equal to the trigger level, investors would receive a 1% positive return on the Trigger PLUS for each 1% decline in the underlying index.

▪	For example, if the level of the underlying index declines by 10%, investors would receive a 10% return, or $1,100.00 per Trigger PLUS.

▪	The maximum return under this scenario is a positive 15% return at maturity, or $1,150.00 per Trigger PLUS.

▪	Downside Scenario: If the final level is less than the trigger level, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the level of the underlying index. This amount will be less than $850.00 per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪	For example, if the underlying index decline by 40%, investors would lose 40% of their principal and receive only $600.00 per Trigger PLUS at maturity, or 60% of the stated principal amount

September 2025	Page 4

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investor Suitability

The Trigger PLUS may be suitable for you if:

▪	You seek an investment with an enhanced return linked to a specified range of the potential positive performance of the underlying index or an unleveraged positive return for a limited range of negative performance of the underlying index, and you believe the level of the underlying index will increase or decrease moderately over the term of the Trigger PLUS.

▪	You are willing to invest in the Trigger PLUS based on the maximum payment at maturity of 114.10% of the stated principal amount, which may limit your return at maturity.

▪	You are willing to make an investment that is exposed to any decrease in the level of the underlying index on a 1-to-1 basis if the final level is less than the trigger level.

▪	You are willing to accept the risk and return profile of the Trigger PLUS versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You are willing to forgo dividends or other distributions paid on the stocks included in the underlying index.

▪	You do not seek current income from your investment.

▪	You do not seek an investment for which there is an active secondary market.

▪	You are willing to hold the Trigger PLUS to maturity.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the Trigger PLUS.

The Trigger PLUS may not be suitable for you if:

▪	You believe the level of the underlying index will decrease significantly, or that it will not increase sufficiently to provide you with your desired return.

▪	You are unwilling to invest in the PLUS based on the maximum payment at maturity of 114.10% of the stated principal amount, which may limit your return at maturity.

▪	You are unwilling to make an investment that is exposed to the potential loss of 1% of the principal amount for each percentage point that the underlying index decrease over the term of the PLUS.

▪	You seek an investment that provides full return of principal.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You prefer to receive dividends or other distributions paid on the stocks included in the underlying index.

▪	You seek current income from your investment.

▪	You seek an investment for which there will be an active secondary market.

▪	You are unable or unwilling to hold the Trigger PLUS to maturity.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Trigger PLUS.

September 2025	Page 5

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Trigger PLUS is not equivalent to investing directly in the underlying index. You should understand the risks of investing in the Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Trigger PLUS in light of your particular financial circumstances and the information set forth in this document and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the PLUS described in the following sections:

“—Risks Relating to All Note Issuances” in the prospectus supplement; and

“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Trigger PLUS

▪	Trigger PLUS do not pay interest and may result in a loss of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final level is less than the trigger level (which is 85% of the initial level), the absolute return feature will no longer be available and you will receive for each Trigger PLUS that you hold a payment at maturity that is at least 15% less than the stated principal amount of each Trigger PLUS. In this case, you will lose a portion of your principal amount equal to the percentage decline in the level of the underlying index from the initial level to the final level, subject to the credit risk of HSBC. There is no minimum payment on the Trigger PLUS and you may lose up to 100% of the stated principal amount.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,141.00 per Trigger PLUS (114.10% of the stated principal amount). Although the leverage factor provides 200% exposure to any amount by which the final level is greater than the initial level, because the payment at maturity will be limited to 114.10% of the stated principal amount for the Trigger PLUS, any increase in the final level over the initial level by more than 7.05% of the initial level will not further increase the return on the Trigger PLUS.

▪	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date. The final level will be based on the official closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final level, the payment at maturity will be based solely on the official closing level of the underlying index on the valuation date.

Risks Relating to the Underlying Index

▪	Investing in the Trigger PLUS is not equivalent to investing in the stocks included in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the component securities of the underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlying index.

▪	Small-capitalization risk. The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less

September 2025	Page 6

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

General Risk Factors

▪	Credit risk of HSBC USA Inc. The PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS and could lose your entire investment.

▪	The estimated initial value of the PLUS, which was determined by us on the trade date, is less than the price to public and may differ from the market value of the PLUS in the secondary market, if any. The estimated initial value of the PLUS was calculated by us on the trade date and is less than the price to public. The estimated initial value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the PLUS. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the PLUS may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the PLUS to be more favorable to you. We determined the value of the embedded derivatives in the PLUS by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your PLUS in the secondary market (if any exists) at any time.

▪	The price of your PLUS in the secondary market, if any, immediately after the trade date is expected to be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the PLUS and the costs associated with structuring and hedging our obligations under the PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your PLUS in the secondary market, if any, the price you would receive for your PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the PLUS to maturity. Any sale of the PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the estimated initial value on the trade date for a temporary period expected to be approximately 7 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that we will no longer expect to incur over the term of the PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the PLUS. As calculation agent, HSBC or one of its affiliates has determined the initial level and will determine the final level, and will calculate the amount of cash, if any, that you will receive at maturity. Moreover, certain

September 2025	Page 7

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level in the event of a discontinuance of the underlying index. These determinations, which may be subjective, may adversely affect the payout to you at maturity. Although the calculation agent has made and will make all determinations and will take all action in relation to the PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your PLUS. The calculation agent is under no obligation to consider your interests as a holder of the PLUS in taking any actions, including the determination of the initial level, that might affect the value of your PLUS. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates and/or third-party dealers have carried out and will continue to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the underlying index or the securities comprising the underlying index), including trading in the securities comprising the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the trade date could have increased the initial level and, therefore, could have increased the level at which the underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the PLUS. Additionally, hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The PLUS are not insured by any governmental agency of the United States or any other jurisdiction. The PLUS are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amounts due on the PLUS.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the market price of the PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities included in the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Russell 2000® Index” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your PLUS prior to maturity.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

September 2025	Page 8

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information About the Russell 2000® Index

The Russell 2000® Index (“RTY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

For more information about the RTY, see "The Russell 2000® Index" beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the underlying index based on the daily historical official closing level from September 30, 2015 to September 30, 2025. We obtained the official closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

Historical Performance of the Underlying Index – Daily Official Closing Levels September 30, 2015 to September 30, 2025

September 2025	Page 9

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Trigger PLUS

Please read this information in conjunction with the final terms on the cover page of this document.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40447DDC9
ISIN:	US40447DDC92
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Events of default and acceleration:

If the Trigger PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Trigger PLUS, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at maturity” in this free writing prospectus except that the accelerated contingent quarterly payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final level. If a market disruption event exists with respect to the underlying index on that scheduled trading day, then the accelerated final determination date for the underlying index will be postponed for up to 5 scheduled trading days (in the same manner used for postponing the originally scheduled final determination date). The accelerated maturity date will then be the third business day following the postponed accelerated final determination date.

If the Trigger PLUS have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Trigger PLUS. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the prospectus.

Tax considerations:

There is no direct legal authority as to the proper tax treatment of each PLUS, and therefore significant aspects of the tax treatment of each PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each PLUS. Under one approach, each PLUS could be treated as a pre-paid executory contract with respect to the underlying index. We intend to treat each PLUS consistent with this approach. Pursuant to the terms of each PLUS, you agree to treat each PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat each PLUS as a pre-paid executory contract with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to each PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the PLUS for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a PLUS is required to accrue income in respect of the PLUS prior to the receipt of payments under the PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the PLUS could be subject to U.S. withholding tax in respect of a PLUS. It is unclear whether any regulations or other guidance would apply to the PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the PLUS.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

September 2025	Page 10

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the PLUS is not a “delta-one” instrument, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the PLUS. However, it is possible that the PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the PLUS, and following such occurrence the PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying index or the PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

For a further discussion of U.S. federal income tax consequences related to each PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution:

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Trigger PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Trigger PLUS, will receive a fee of $22.50 per $1,000 stated principal amount, and will pay Morgan Stanley Wealth Management a fixed sales commission of $17.50 for each Trigger PLUS they sell. Of the amount per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each Trigger PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to make a market in the Trigger PLUS and may discontinue any market-making activities at any time without notice.

Delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on the original issue date set forth on the cover page of this document, which is more than one business day following the trade date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS more than one business day prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

Events of default and acceleration:

If the PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:	This pricing supplement relates to an offering of the PLUS linked to the underlying index. The purchaser of a PLUS will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of PLUS relates to the underlying index, you should not construe that fact as a recommendation as to the merits

September 2025	Page 11

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due January 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

of acquiring an investment linked to the underlying index or any security comprising the underlying index or as to the suitability of an investment in the PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and Equity Index Underlying Supplement dated February 21, 2024. If the terms of the PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

Validity of the PLUS:	In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the PLUS pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the PLUS offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 21, 2024.

This document provides a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

September 2025	Page 12